UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

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      14a-6(e)(2))
[X]   Definitive Proxy Statement
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[_]   Soliciting Material Under Rule 14a-12

                          LEUCADIA NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                          LEUCADIA NATIONAL CORPORATION

                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2007

                                ----------------

                                                                  April 17, 2007
To our common shareholders:

         You are cordially invited to attend the annual meeting of shareholders of Leucadia National Corporation to be held on May 15, 2007, at 10:00 a.m., at PricewaterhouseCoopers LLP, CIBC Auditorium, 300 Madison Avenue, New York, New
York:

         1.       To elect eight directors.

         2. To approve an amendment to our certificate of incorporation to increase the number of our common shares, par value $1.00 per share, authorized for issuance to 600,000,000 common shares. Currently, there are 300,000,000 common shares authorized for issuance.

         3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2007.

         4. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

         Only holders of record of our common shares at the close of business on March 29, 2007 will be entitled to notice of and to vote at the meeting. Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card. This will assure that your shares are represented at the meeting.


                                          By Order of the Board of Directors.

                                          LAURA E. ULBRANDT
                                          Assistant Vice President and Secretary

                          LEUCADIA NATIONAL CORPORATION

                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                ----------------

                                                                  April 17, 2007

         This proxy statement is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of the Company to be held on May 15, 2007 and at any adjournments thereof.

         At the meeting, shareholders will be asked:

         1.       To elect eight directors.

         2. To approve an amendment to our certificate of incorporation to increase the number of our common shares, par value $1.00 per share, authorized for issuance to 600,000,000 common shares. Currently, there are 300,000,000 common shares authorized for issuance.

         3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2007.

         4. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

         The Board of Directors has fixed the close of business on March 29, 2007 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting. Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on March 29, 2007, there were 216,574,237 common shares entitled to vote.

         This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about April 17, 2007.

                                   THE MEETING

DATE, TIME AND PLACE

         The annual meeting will be held on May 15, 2007, at 10:00 a.m., at PricewaterhouseCoopers LLP, CIBC Auditorium, 300 Madison Avenue, New York, New York.

MATTERS TO BE CONSIDERED

         At the meeting, shareholders will be asked to consider and vote to elect eight directors and to ratify the selection of independent auditors. See "ELECTION OF DIRECTORS," and "PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION" and "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS." The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         Shareholders as of the record date, i.e., the close of business on March 29, 2007, are entitled to notice of and to vote at the meeting. As of the record date, there were 216,574,237 common shares outstanding and entitled to vote, with each share entitled to one vote.

REQUIRED VOTES

         Election of Directors. Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward the nominee's achievement of a plurality.

         Approval of Amendment to Certificate of Incorporation. Approval of the amendment to our certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding common shares. Abstentions and broker non-votes will be treated as votes against the proposal to approve the amendment to our certificate of incorporation.

         Selection of Auditors. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of the holders of a majority of the common shares voted at the meeting. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

         Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 25,474,780 or approximately 11.7% of the common shares outstanding at the record date. Joseph S. Steinberg, a Director and President of our company, beneficially owns 28,042,592 or approximately 12.9% of the common shares outstanding at the record date. The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 563,646 or approximately .3% of the common shares outstanding at the record date. Mr. Cumming disclaims beneficial ownership of the common shares held by the private charitable foundation. Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own to be voted in favor of each nominee named herein, in favor of the amendment to our certificate of incorporation and in favor of ratification of the selection of independent auditors. Mr. Cumming has advised us that he intends to cause all common shares owned by his charitable foundation to be voted in favor of each nominee named herein, in favor of the amendment to our certificate of incorporation and in favor of ratification of the selection of independent auditors. In addition to


                                       2
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Messrs. Cumming and Steinberg, all our other directors and officers beneficially own approximately .4% of the common shares outstanding at the record date, excluding common shares acquirable upon the exercise of options.

VOTING AND REVOCATION OF PROXIES

         Shareholders are requested to vote by proxy in one of three ways:

                  o Use the toll-free telephone number shown on your proxy card;

                  o Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

                  o Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

         Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee FOR director named for the proposed amendment to Certificate of Incorporation and FOR ratification of the selection of independent auditors.

         Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders' instructions have been recorded properly. A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

         If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

         If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

         Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of our company, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

"HOUSEHOLDING" OF ANNUAL REPORT AND PROXY MATERIALS

         We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

         Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.



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         If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, (in writing: 59 Maiden Lane, New York, New
York 10038; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

         If we are householding materials to your address and you wish to receive a separate copy of the 2006 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above.

         Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

PROXY SOLICITATION

         We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $7,500. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

         We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2006, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

















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




                              ELECTION OF DIRECTORS

         At the meeting, eight directors are to be elected to serve until the next meeting or until their successors are elected and qualified. All of the following nominees are currently serving as directors. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the eight nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose. The following information is as of March 29, 2007.

                                    AGE, PERIOD SERVED AS DIRECTOR, OTHER
NAME AND PRESENT POSITION,          BUSINESS EXPERIENCE DURING THE LAST FIVE
IF ANY, WITH THE COMPANY            YEARS AND FAMILY RELATIONSHIPS, IF ANY
------------------------            --------------------------------------

Ian M. Cumming,
   Chairman of the Board........... Mr. Cumming, 66, has served as a director and our Chairman of the Board since June
                                    1978. In addition, he is Chairman of the Board of The FINOVA Group Inc. FINOVA is a middle market lender, in which we have an indirect 25% equity interest. Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation, a publicly held real estate development company, in which we have an approximate 29.9% equity interest, Mr. Cumming has an approximate 7.4% equity interest in HomeFed and a private charitable foundation, as to which Mr. Cumming disclaims beneficial ownership, has a 2.1% equity interest in HomeFed. Mr. Cumming is also a member of the Board of Managers of Premier Entertainment Biloxi, LLC, the owner of the Hard Rock Hotel & Casino in Biloxi, Mississippi, in which we own all of the preferred equity and 46% of the common equity. Mr. Cumming is also an alternate director of Fortescue Metals Group Ltd, an Australian public company that is engaged in the mining of iron ore, in which we have a 9.9% equity interest.

Paul M. Dougan..................... Mr. Dougan, 69, has served as a director since May 1985. Mr. Dougan is a private
                                    investor. Until July 2004, he was a director and President and Chief Executive Officer of Equity Oil Company, a company engaged in oil and gas exploration and production.

Lawrence D. Glaubinger............. Mr. Glaubinger, 81, has served as a director since May 1979. Mr. Glaubinger is a private investor. He was Chairman of the Board of Stern & Stern Industries, Inc., a New York corporation, which primarily manufactures and sells industrial textiles, from November 1977 through 2000. He has also been President of Lawrence Economic Consulting Inc., a management consulting firm, since January 1977 and a manager of Bee Gee Trading Company LLC, a private commodities trading company, since July 2003.


Alan J. Hirschfield................ Mr. Hirschfield, 71, has served as a director since April 2004. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, which merged with Financial Times/Pearsons, Inc. Prior to that time, Mr. Hirschfield held executive positions in the financial and media industries. He is a director of Carmike Cinemas, Inc., a publicly-held motion picture exhibitor in the United States, in which we had (until August 2004) an approximate 6% equity interest, and is a director and Vice-Chairman of Cantel Medical Corp., a healthcare company.


                                       5
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                                    AGE, PERIOD SERVED AS DIRECTOR, OTHER
NAME AND PRESENT POSITION,          BUSINESS EXPERIENCE DURING THE LAST FIVE
IF ANY, WITH THE COMPANY            YEARS AND FAMILY RELATIONSHIPS, IF ANY
------------------------            --------------------------------------

James E. Jordan.................... Mr. Jordan, 63, has served as a director since February 1981. Mr. Jordan is a private investor. He was the Managing Director of Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company from July 2002 to June 2005. Mr. Jordan is a director of First Eagle family of mutual funds, JZ Equity Partners Plc., a British investment trust company, and Florida East Coast Industries, Inc., a holding company with railroad and real estate interests.

Jeffrey C. Keil.................... Mr. Keil, 63, has served as a director since
                                    April 2004. Mr. Keil has been Chairman of
                                    International Real Returns, LLC, a private investment advisor, since July 2004 and served as Chairman of its Executive Committee from January 1998 to June 2001. Mr. Keil was President, from July 2001 through June 2004, of Ellesse, LLC, a private advisory company. From 1996 to January 1998, Mr. Keil was a General Partner of Keil Investment Partners, a private fund that invested in the financial sector in Israel. From 1984 to 1996, Mr. Keil was President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York. He is a director of Anthracite Capital, Inc., a real estate investment trust, and Presidential Life Insurance Company, an insurance company.

Jesse Clyde Nichols, III........... Mr. Nichols, 67, has served as a director since June 1978. Mr. Nichols is a private investor. He was President, from May 1974 through 2000, of Nichols Industries, Inc., a diversified holding company. Mr. Nichols is a director of Jordan Industries, Inc., a public company, of which we beneficially own approximately 10.1% of the common stock, which owns and manages manufacturing companies.

Joseph S. Steinberg, President..... Mr. Steinberg, 63, has served as a director since December 1978 and as our President since January 1979. He is also a director of FINOVA and Jordan Industries, Inc. In addition, Mr. Steinberg is Chairman of the Board of HomeFed; Mr. Steinberg has an approximate 8.2% equity interest in HomeFed, a trust for the benefit of Mr. Steinberg's children has a .7% equity interest in HomeFed and a private charitable trust, as to which Mr. Steinberg disclaims beneficial ownership, has a .5% equity interest in HomeFed. Mr. Steinberg is a member of the Board of Managers of Premier Entertainment Biloxi and a director of Fortescue.

         The Board of Directors recommends a vote FOR the above-named nominees.

                             INFORMATION CONCERNING
                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

DIRECTOR INDEPENDENCE

         Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website, www.leucadia.com, the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the New York Stock Exchange, the exchange on which the Company's common shares are traded. In accordance with the Guidelines, the Board of Directors undertakes an annual review of director independence. During this review, the Board considers all transactions and relationships between each director or any member of his immediate family and the Company, and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors or their affiliates and Ian M. Cumming, our Chairman of the Board, and Joseph S. Steinberg, our President, and their respective affiliates. The purpose of this review is to determine whether any such relationships or transactions is considered a "material relationship" that would be inconsistent with a determination that a director is independent. The Board has not adopted any "categorical standards" for assessing independence, preferring instead to consider and disclose existing relationships with the non-management directors and the Company, Mr. Cumming or Mr. Steinberg.

         As a result of this review, on March 6, 2007, the Board affirmatively determined that, other than Mr. Cumming and Mr. Steinberg, all of the directors are independent of the Company and its management. In determining that all of the other directors are independent, the Board reviewed the New York Stock Exchange corporate governance rules and also determined that the following relationships are not material relationships and therefore do not affect the independence determination: Mr. Cumming and Mr. Hirschfield are passive investors, each with a 15% passive interest, in a regional internet service provider, Mr. Cumming is a 6.6% passive stockholder in a restaurant that is 50% owned by Mr. Hirschfield and Mr. Cumming made a charitable contribution of $100,000 in 2004 to a non-profit private school of which a son of Mr. Hirschfield is headmaster; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg's children and other family members (for which Mr. Keil receives no remuneration); Mr. Dougan is the retired President of Equity Oil Company, a company with which the Company had a joint venture that was dissolved in 2004 and Mr. Dougan's son-in-law is the Associate Director of the State of Utah School and Institutional Trust Lands Administration, a state agency that is in negotiations to sell to the Company certain parcels of land and as to which Mr. Dougan's son-in-law has no financial interest. In addition, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board. On April 12, 2007, in view of Mr. Keil's son-in-law becoming an employee of the Company (described below under "Certain Relationships and Related Person Transactions--Related Person Transactions"), the Board of Directors reconsidered Mr. Keil's independence and determined that he continues to be independent of the Company and its management.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

         POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED
PERSONS

                  The Board has adopted a policy to for the review, approval and ratification of transactions that involve "related persons" and potential conflicts of interest (the "Related Person Transaction Policy").

                  The Related Person Transaction Policy applies to each director and executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to own of record or beneficially more than five percent of any class of the Company's voting securities; any immediate family member of any of the foregoing persons; and any corporation, firm, association or their entity in which one or more directors of the Company are directors or officers, or have a substantial financial interest (each a "Related Person").



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                  Under the Related Person Transaction Policy, a Related Person
Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would required disclosure in the Company's filings with the SEC as a transaction with a Related Person.

                  Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such interest. All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company business and operation.

         RELATED PERSON TRANSACTIONS

                  The Company is party to a Services Agreement with each of Messrs. Cumming and Steinberg, each dated as of January 1, 2004, pursuant to which the Company has agreed to provide certain services for Messrs. Cumming and Steinberg and/or affiliated entities. Such services include accounting and cash management services and tax services for both of Messrs. Cumming and Steinberg and transportation services for Mr. Steinberg. Each of Mr. Cumming and Mr. Steinberg pays the Company the cost of providing services to them under the Services Agreements. Mr. Cumming and Mr. Steinberg paid the Company $100,000 and $226,000, respectively, for services rendered by the Company in 2006 and have advanced the Company $110,000 and $236,000, respectively, for services to be rendered by the Company under these agreements in 2007.

                  Mr. Steinberg's brother, Morton M. Steinberg, is a partner in the law firm DLA Piper, US LLP, an international law firm with offices in twenty four countries. During 2006, the Company paid approximately $3,000,000 in aggregate fees to such firm for legal services rendered to the Company. This amount represents less than 3% of all fees received by DLA Piper, US LLP in 2006. Mr. Morton Steinberg has a less than 1% partnership interest in DLA Piper, US LLP.

                  The Company has engaged Patrick Q. Riordan, the son-in-law of Jeffrey C. Keil, a director of the Company and Chairman of the Company's Audit Committee, to become an at-will employee of a subsidiary, effective April 1, 2007. Pursuant to such arrangement, Mr. Riordan will receive an annual salary of $300,000 and is entitled to an annual cash bonus of at least $50,000. Mr. Riordan is being engaged to identify new investment opportunities for the Company, and if any such opportunities is consummated, he would be entitled to a profits interest to be determined by the Company in each such instance, subject to the Company's having received a preferred rate of return on such investment. This arrangement was approved by the Audit Committee pursuant to the terms of the Company's Related Person Transaction Policy, with Mr. Keil abstaining. In light of Mr. Riordan's employment with the Company, on April 12, 2007, the Board of Directors reconsidered Mr. Keil's independence and determined that Mr. Riordan's employment does not affect Mr. Keil's status as an independent director.

                  The Audit Committee or the Board have approved or ratified each of the foregoing.

MEETINGS AND COMMITTEES

         During 2006, the Board of Directors held nine meetings and took action on numerous other occasions.

         The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee.

         The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the Securities and Exchange Commission, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing the Company's internal auditing function, as well as the Company's independent auditors and senior management.

         During 2006, the Audit Committee met with management and the independent auditors seven times and took action on two other occasions and met twice during 2007. At such meetings, the Audit Committee also met with the independent auditors without management present. The Board of Directors has adopted a charter for the Audit Committee, which is attached as Annex A to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website. See "Annual Report and Company Information" below. The Audit Committee consists of Messrs. Keil (Chairman), Dougan, Hirschfield, Jordan and Nichols. The Board has determined that each of Messrs. Keil and Hirschfield is qualified as an audit committee financial expert within the meaning of regulations of the Securities and Exchange Commission, thereby satisfying the financial expertise requirement of the listing standards of the New York Stock Exchange, and that each member of the Audit Committee is financially literate.

         The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable in accordance with New York law. The Executive Committee consists of Messrs. Cumming (Chairman), Glaubinger, Jordan and Steinberg. The Executive Committee did not meet in 2006.

         The functions of the Compensation Committee are to determine and approve the compensation of the Chairman of the Board and President including under the 2003 Senior Executive Annual Incentive Bonus Plan (as amended), make recommendations to the Board of Directors with respect to compensation of our other executive officers in consultation with Messrs. Cumming and Steinberg, including with respect to our employee benefit and incentive plans, and to administer our 1999 Stock Option Plan (as amended). The Board of Directors has adopted a charter for the Compensation Committee, which is attached as Annex B to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website. See "Annual Report and Company Information" below. The Compensation Committee met six times and took action on one other occasion during 2006 and met three times during 2007. The Compensation Committee consists of Messrs. Nichols (Chairman), Glaubinger and Jordan.

         The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board; to develop and recommend to the Board corporate governance guidelines; and to oversee the evaluations of the Board and management. In selecting nominees to the Board of Directors, the Nominating and Corporate Governance Committee assesses the independence of the candidates and their ability to comply with the Company Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is attached as Annex C to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website. See "Annual Report and Company Information" below. The Nominating Committee met once and took action on two other occasion during 2006 and met once during 2007 and consists of Messrs. Jordan (Chairman), Dougan and Nichols.

         THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE AUDIT COMMITTEE CHARTER, THE COMPENSATION COMMITTEE CHARTER, THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER AND THE INDEPENDENCE OF THE NON-MANAGEMENT MEMBERS OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL THE INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF

1934, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE IT BY REFERENCE IN A FILING.

         A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder's intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders. The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder's nominees, and the consent of each nominee to serve as a director of the Company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. We did not receive any nominations from shareholders for election as directors at the meeting. See "Proposals by Shareholders" for the deadline for nominating persons for election as directors for the 2008 annual meeting.

ATTENDANCE

         All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member. All directors attended the annual meeting of shareholders in May 2006. A copy of our Corporate Governance Guidelines is available on our website.

MEETINGS OF NON-MANAGEMENT DIRECTORS

         The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session. During 2006, at each executive session, one non-management director was designated by the non-management directors present to serve as the presiding director to chair that executive session. Beginning in 2007, the non-management directors annually will select a presiding director who will serve for a one year term. Mr. Alan Hirschfield is the presiding director for 2007.

COMMUNICATING WITH THE BOARD

         Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the Non-Management Members of the Board of Directors, c/o Corporate Secretary, Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010. The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. Non-management directors may at any time review a log of all correspondence received by the Company that is addressed to non-management members of the Board and request copies of all such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

CODE OF PRACTICE

         We have a Code of Business Practice, which is applicable to all directors, officers and employees of the Company, and includes a Code of Practice applicable to our principal executive officers and senior financial officers. Both the Code of Business Practice and the Code of Practice are available on our website. The Company intends to post amendments to or waivers from our Code of Practice applicable to our principal executive officers and senior financial officers on its website.

                  PRESENT BENEFICIAL OWNERSHIP OF COMMON SHARES

         Set forth below is certain information as of March 29, 2007 with respect to the beneficial ownership of common shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under "Executive Compensation," (4) the private charitable foundation established by Mr. Cumming and (5) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

                                                Number of Shares
Name and Address                                  and Nature of        Percent
of Beneficial Owner                           Beneficial Ownership     of Class
-------------------                           --------------------     --------
Horizon Asset Management Inc. (a)(b)........     14,767,549              6.8%
Ian M. Cumming..............................     25,474,780(c)(d)       11.7%
Paul M. Dougan..............................         27,200(e)           *
Lawrence D. Glaubinger......................        259,250(f)            .1%
Alan J. Hirschfield.........................         39,250(g)           *
James E. Jordan.............................        139,000(h)           *
Jeffrey C. Keil.............................         14,250(g)           *
Thomas E. Mara..............................        174,300(i)           *
Jesse Clyde Nichols, III....................        161,080(j)           *
Joseph A. Orlando...........................        172,542(k)           *
H.E. Scruggs................................         55,802              *
Joseph S. Steinberg.........................     28,042,592(d)(l)       12.9%
Cumming Foundation .........................        563,646(m)            .3%
All directors and executive officers
  as a group (12 persons)...................     54,517,471(n)          25.0%

-------------------

*  Less than .1%.

(a) The business address of Horizon Asset Management Incorporated ("Horizon") is 470 Park Avenue South, New York, New York 10016.

(b) Based upon a Schedule 13G dated February 13, 2007 filed by Horizon and discussions with Horizon, the securities reported in Horizon's 13G are beneficially owned by separate managed account holders which, pursuant to individual advisory contracts, are advised by Horizon. Such advisory contracts grant to Horizon all investment and voting power over the securities owned by such advisory clients. Beneficial ownership of these common shares, including all rights to distributions in respect thereof and the proceeds of a sale or disposition, is held by the separate, unrelated account holders, and Horizon disclaims beneficial ownership of such common shares.

(c) Includes 445,620 (.2%) common shares beneficially owned by Mr. Cumming's wife (directly and through trusts for the benefit of Mr. Cumming's children of which Mr. Cumming's wife is trustee) as to which Mr. Cumming may be deemed to be the beneficial owner and 800,000 (.4%) common shares which Mr. Cumming currently has the right to acquire upon exercise of warrants. Also includes 4,550,000 shares as collateral for various lines of credit.

(d) Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the Company.

(e) Includes 10,250 common shares that may be acquired upon the exercise of currently exercisable stock options and 300 (less than .1%) common shares owned by Mr. Dougan's wife as to which Mr. Dougan disclaims beneficial ownership.

(f) Includes 3,000 common shares that may be acquired upon the exercise of currently exercisable stock options and 35,800 common shares beneficially held by Mr. Glaubinger's private charitable foundation, as to which Mr. Glaubinger disclaims beneficial ownership.

(g) Consists of 4,250 common shares that may be acquired upon the exercise of currently exercisable stock options.

(h) Includes 3,000 common shares that may be acquired upon the exercise of currently exercisable stock options. Also includes 45,466 shares held in a margin account.

(i) Includes 108,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(j) Includes 10,250 common shares that may be acquired upon the exercise of currently exercisable stock options and 128,554 (less than .1%) common shares held by a revocable trust for Mr. Nichols' benefit in a margin account, 22,276 (less than .1%) common shares beneficially owned by Mr. Nichols' wife (directly and indirectly through a majority owned company), 7,420 shares (less than .1%) common shares owned by Mr. Nichols' minor children and in trusts for the benefit of Mr. Nichols' minor children as to which Mr. Nichols may be deemed to be the beneficial owner.

(k) Includes 36,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(l) Includes 139,200 (less than .1%) common shares beneficially owned by Mr. Steinberg's wife and daughter, 22,036,424 (10.2%) common shares held by corporations that are wholly owned by Mr. Steinberg, or by corporations that are wholly owned by a family trust as to which Mr. Steinberg has sole voting and dispositive control, and 2,339,712 (1.1%) common shares held in a trust for the benefit of Mr. Steinberg's children as to which Mr. Steinberg may be deemed to be the beneficial owner and 800,000 (.4%) common shares which Mr. Steinberg currently has the right to acquire upon exercise of warrants.

(m) Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(n) Includes 300 common shares owned of record by the spouse of a director of the Company as to which the director disclaims beneficial ownership; 1,600,000 common shares that may be acquired by Messrs. Cumming and Steinberg pursuant to the exercise of currently exercisable warrants; 35,000 common shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options; and 195,029 common shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options.

         As of March 29, 2007, Cede & Co. held of record 156,756,912 common shares (approximately 72.4% of the total number of common shares outstanding). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

         As described in our Form 10-K for the year ended December 31, 2006, our common shares are subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our significant tax attributes. Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares. Shareholders (and prospective shareholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single common share may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others. The restriction will remain until the earliest of (a) December 31, 2024,
(b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors. Shareholders are advised to carefully monitor their ownership of our common shares and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level. Based upon discussions with Horizon, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by Horizon of common shares as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

                             EXECUTIVE COMPENSATION

                       COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

         Our principle executive officers, Ian M. Cumming and Joseph S. Steinberg, in consultation with the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), establish our compensation philosophy and executive compensation program. The Compensation Committee determines and approves the compensation of Messrs. Cumming and Steinberg, including bonus compensation under the 2003 Senior Executive Annual Incentive Bonus Plan, and makes recommendations to the Board of Directors, in consultation with Messrs. Cumming and Steinberg, with respect to the compensation of the other executive officers of the Company including those named in the Summary Compensation Table ( the "Senior Executive Officers" and together with Mr. Cumming and Mr. Steinberg, the "Named Executive Officers").

COMPENSATION OBJECTIVES AND PHILOSOPHY

         Our compensation philosophy is based upon rewarding current and past contributions, performance and dedication and providing incentives for superior long-term performance. We believe that there should be a strong link between pay and performance of both the Company and the individual. Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation. This ensures that compensation paid to an executive reflects the individual's specific contributions to our success, the level and degree of complexity involved in his/her contributions to the Company and the Company's overall performance. We believe our compensation package aligns the interests of executive officers with those of our shareholders.

         The Company believes that our current compensation program fits within our overall compensation philosophy of providing a straight-forward compensation package and strikes the appropriate balance between short and long-term performance objectives. Additionally, given the past success of the Company and the long term employment relationships that the Company has enjoyed, we believe that the compensation package has achieved the goals of providing both incentives and rewards, and retaining talented personnel.

ROLE OF PRINCIPAL EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

         In determining executive compensation, the Compensation Committee works closely with Messrs. Cumming and Steinberg. In January of each year Messrs. Cumming and Steinberg meet with the Compensation Committee to report their recommendations for the prior year's bonus and current year's salary levels for the Senior Executive Officers.

SETTING EXECUTIVE COMPENSATION

         In determining compensation for our Senior Executive Officers, neither the Compensation Committee, nor Messrs. Cumming and Steinberg, rely on any specific formula, benchmarking or pre-determined targets. In making their recommendations to the Compensation Committee, Messrs. Cumming and Steinberg focus primarily on their subjective determination of the performance of the individual executive officer, as well as on the performance of the Company.

         In considering executive compensation, Messrs. Cumming and Steinberg take into account the dedication, institutional knowledge and significant contributions (which often involve developing newly acquired enterprises, the success of which may not be evident for several years) that our executive officers bring to the Company, as well as the status of the Company's investments. Messrs. Cumming and Steinberg report their compensation proposals to the Compensation Committee for its consideration and recommendation to the full Board of Directors.

ELEMENTS OF COMPENSATION

         In an effort to reflect our compensation philosophy and keep our compensation program as straightforward as possible, our compensation package for Named Executive Officers consists of four basic elements:

                  (1)   base salary;

                  (2) annual bonus compensation (which for Messrs. Cumming and Steinberg is principally governed by our shareholder approved 2003 Senior Executive Annual Incentive Bonus Plan discussed below);

                  (3) long-term incentives in the form of stock options granted pursuant to our shareholder approved 1999 Stock Option Plan (for executive officers other than Messrs. Cumming and Steinberg) and our shareholder approved 2006 Senior Executive Warrant Plan (for Messrs. Cumming and Steinberg); and

                  (4) retirement benefits pursuant to our Savings and Retirement Plan.

         Other elements of compensation include medical and life insurance benefits available to employees generally. Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.

         Each element of compensation has a different purpose. Salary and bonus payments are designed mainly to reward current and past performance. Stock options and warrants are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders' interests because the value of the awards will increase or decrease based upon the future price of the common shares. Retirement benefits are designed to provide employees with income after they retire, and the Company's annual contribution is determined based upon a combination of an employee's age and years of service.

         Other than Messrs. Cumming and Steinberg, none of our executive officers is a party to an employment agreement with the Company.

         BASE SALARY

         Base salary is consistent with the executive's office and level of responsibility, with annual salary increases which generally amount to a small percentage of the executive's prior base salary, primarily reflecting cost of living increases. However, annual salary increases may be significant to reflect an executive's increase in office and/or responsibility. Base salary of executive officers other than Messrs. Cumming and Steinberg is determined by the Board of Directors after considering the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg. Base salary of Messrs. Cumming and Steinberg is based upon their employment agreements discussed in greater detail below.

         SHORT TERM INCENTIVES - ANNUAL BONUS COMPENSATION

         Bonus compensation of executive officers, other than Messrs. Cumming and Steinberg, is determined on the basis of recommendations made to the Compensation Committee by Messrs. Cumming and Steinberg based on their subjective assessment of an executive's performance and the Company's performance. Bonus Compensation for Messrs. Cumming and Steinberg is determined by the Compensation Committee principally pursuant to the terms of the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the "Bonus Plan"), although the Compensation Committee may award bonuses to Messrs. Cumming and Steinberg in addition to the amounts provided under the Bonus Plan.

         Additionally, in 2006 all employees of Leucadia National Corporation (but not all subsidiaries) received an annual discretionary year-end bonus equal to 3% of base salary.

         LONG TERM INCENTIVES - STOCK OPTIONS

         We, by means of our 1999 stock option plan, as amended (the "Stock Option Plan"), seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling the positions. From time to time, stock options may be awarded which, under the terms of the Stock Option Plan, permit the executive officer or other employee to purchase common shares at not less than the fair market value of the common shares on the date of grant. Since employees only realize a gain if the price of the common shares increases during the period of the option, shareholder and executive interests are aligned. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing approximately one year after the date of grant. As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive's level and performance, as well as the date and extent of prior option grants. Options are granted to executive officers by the Compensation Committee upon the recommendation of Messrs. Cumming and Steinberg. Options are not granted according to a set schedule; however, since 2000 the Compensation Committee has granted options every other year. Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.

         LONG TERM INCENTIVES - WARRANTS

         Although Messrs. Cumming and Steinberg are eligible to participate in the Stock Option Plan, they have never received stock options; instead Messrs. Cumming and Steinberg have received shareholder approved warrants.

         As discussed elsewhere in this Compensation Disclosure and Analysis, on March 6, 2006, the Board of Directors approved (with Messrs. Cumming and Steinberg abstaining), subject to shareholder approval received on May 16, 2006, the grant to each of Messrs. Cumming and Steinberg of Warrants to purchase 2,000,000 common shares at an exercise price equal to 105% of the closing price per common share on March 6, 2006, the date the Warrants were granted by the Company (resulting in a per share exercise price of $28.515, after giving effect to the June 2006 two-for-one stock split ).

         RETIREMENT BENEFITS PURSUANT TO OUR SAVINGS AND RETIREMENT PLAN AND, WITH RESPECT TO ELIGIBLE EMPLOYEES, THE FROZEN DEFINED BENEFIT PENSION PLAN

                  SAVINGS AND RETIREMENT PLAN

         We and certain of our affiliated companies currently maintain a Savings and Retirement plan for certain of our employees and employees of these affiliated companies. Participants may make before-tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant's before-tax contributions. The plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation. Eligible compensation for 2006 was limited to $220,000.

                  FROZEN DEFINED BENEFIT PENSION PLAN

         We and certain of our affiliated companies maintain a frozen retirement plan, the Leucadia National Corporation Retirement Plan , as amended and restated effective January 1, 1997 (the "Frozen Defined Pension Plan"), for certain of our employees and employees of these affiliated companies. No benefit accruals under the retirement plan have been allowed and no new participants have been allowed after December 31, 1998. All participants are 100% vested in their frozen accrued benefit. Participants were not required to make any contributions under the retirement plan.

         Pension benefits may be collected upon attainment of normal retirement age (age 65) or upon satisfying the criteria for early retirement (age 55 with at least 10 years of service). All early retirement benefit payments are actuarially reduced to reflect the longer expected payout period. Mr. Cumming is currently eligible to receive a normal retirement benefit. Messrs. Steinberg and Mara are currently eligible to receive an early retirement benefit.

         The retirement plan provides for a survivor's benefit payable to the spouse of a plan participant upon the death prior to retirement of the plan participant. Should the death of any of our Named Executive Officers have occurred on December 31, 2006, their spouses would be entitled to the following amounts under the Leucadia National Corporation Retirement Plan (subject to certain elections which may be made as described below): Mr. Cumming's spouse would receive $152,000, Mr. Steinberg's spouse would receive $141,000, Mr. Mara's spouse would receive $127,000, Mr. Orlando's spouse would receive $83,000 and Mr. Scruggs' spouse would receive $30,000.

         The retirement plan contains provisions for optional forms of payment and provides that the normal form of benefit in the case of a married participant is a benefit actuarially equivalent to an annuity for the life of the participant payable in the form of a 50% joint and survivor annuity for the participant and his spouse. With the spouse's consent, a married participant may alternatively elect to receive benefits in the form of a single life annuity, a 75% joint and survivor annuity, a 100% joint and survivor annuity, a 5-year certain and life annuity, a 10-year certain and life annuity or a lump sum.

         All of our retirement plans are intended to qualify under the provisions of Section 401 of the Internal Revenue Code of 1986 (the "Code").

         OTHER BENEFITS; EXECUTIVE PERQUISITES

         Medical and life insurance benefits are available to employees generally. Additionally, under our employment agreements with Messrs. Cumming and Steinberg, we have agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.

         Messrs. Cumming and Steinberg each may use the Company's aircraft for non-business purposes. The incremental costs of any such usage are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.

         Certain of our executive officers receive the use of Company owned cars and certain related benefits. The incremental costs of any personal use by the Named Executive Officers are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.

         STOCK OWNERSHIP REQUIREMENTS

         We do not have a formal stock ownership requirement; however, our Named Executive Officers beneficially own approximately 24.7% of our outstanding Common Shares, as reflected in the Present Beneficial Ownership of Common Shares table included in this proxy statement.

COMPENSATION OF SENIOR EXECUTIVE OFFICERS (EXECUTIVE OFFICERS OTHER THAN IAN M. CUMMING AND JOSEPH S. STEINBERG)

         In 2006, our Senior Executive Officers received cost of living increases to their base salary (determined in January 2006), discretionary bonuses for 2005 (also determined in January 2006) and grants of options. Additionally, on January 12, 2007, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg, approved annual salary increases (effective January 1,

2007) and discretionary 2006 cash bonuses for each of the Company's Senior Executive Officers.

COMPENSATION OF MESSRS. CUMMING AND STEINBERG

         The Compensation Committee determines and approves, in conjunction with the Board of Directors, the annual compensation of Mr. Cumming, our Chairman of the Board, and Mr. Steinberg, our President. The base compensation of Messrs. Cumming and Steinberg is set pursuant to employment agreements between the Company and each of Messrs. Cumming and Steinberg expiring June 30, 2015. See "Employment Agreements and Elements of Post Termination Compensation and Benefits." The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements initially were determined by the Compensation Committee in 1994 and increase annually in July of each year only to reflect annual cost-of-living increases.

         Messrs. Cumming and Steinberg are also eligible to receive bonus compensation under the Bonus Plan. The Bonus Plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our earnings, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the plan. The Bonus Plan, as amended in May 2006 pursuant to shareholder approval, provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings for each of the fiscal years through 2014. The amount of the annual incentive bonus awarded to each participant in any given year is subject to reduction by the Compensation Committee, in its sole discretion. Payments under the Bonus Plan are made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year.

         Amounts awarded to Messrs. Cumming and Steinberg under the Bonus Plan are determined and approved by the Compensation Committee each year following the annual meeting of shareholders. Thus, amounts awarded to Messrs. Cumming and Steinberg under the Bonus Plan for the 2005 fiscal year were determined on May 16, 2006 (see "2005 Performance Bonus" below), and any amounts awarded under the Bonus Plan for the 2006 fiscal year will not be determined by the Compensation Committee until May 2007.

         The Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as "performance-based compensation" under Section 162(m) of the Code. The Compensation Committee has discretion, where appropriate, to pay additional bonuses to Messrs. Cumming and Steinberg outside the Bonus Plan. In this event, the Compensation Committee will take into consideration amounts paid to Messrs. Cumming and Steinberg under the Bonus Plan. To the extent that the Compensation Committee determines to award performance bonuses for a given year outside the Bonus Plan, this compensation may not be deemed to be performance-based compensation.

         2005 PERFORMANCE BONUS; AMENDMENT TO BONUS PLAN

         On May 16, 2006, the Compensation Committee, in conjunction with the Board of Directors (with Messrs. Cumming and Steinberg not voting), awarded performance bonuses for 2005 of $6,826,950 to each of Messrs. Cumming and Steinberg. Of this amount, $5,057,000 was awarded under the Company's 2003 Senior Executive Annual Incentive Bonus Plan, representing 1.0% of the Company's audited consolidated pre-tax income for the year ended December 31, 2005, the maximum amount then awardable under the Bonus Plan as in effect for fiscal year 2005. The $1,769,950 balance of the 2005 performance bonus for each of Messrs. Cumming and Steinberg was awarded in recognition of the significant benefits that inured to the Company as a result of the sale in 2005 of the Company's former subsidiary, WilTel Communications Group, LLC, and for which bonus compensation under the Bonus Plan would not otherwise be paid. This additional bonus amount was equal to .35% of the Company's audited consolidated pre-tax income for the year ended December 31, 2005, and represents the additional amount that would have been awardable under the Bonus Plan if the amendment to the Bonus Plan approved at the 2006 annual meeting of shareholders had been in effect for calendar year 2005.

         The amount of the annual incentive bonus awarded under the plan to each participant in any given year is subject to reduction by the Compensation Committee, in its sole discretion. As stated above, the Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. However, the additional $1,769,950 bonus awarded to Messrs. Cumming and Steinberg was outside of the Bonus Plan and does not qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

         Following receipt of shareholder approval at the Company's 2006 annual meeting, the Bonus Plan was amended to increase the maximum annual incentive bonus that may be paid to each of Messrs. Cumming and Steinberg under the plan from 1% to 1.35% of our audited consolidated pre-tax earnings for performance periods commencing on January 1, 2006 through 2014.

         2006 PERFORMANCE BONUS

         The Compensation Committee and the Board of Directors intend to consider the 2006 performance bonus for each of Messrs. Cumming and Steinberg at the 2007 organizational meeting of the Board following the 2007 shareholders meeting on May 15, 2007.

         2006 SENIOR EXECUTIVE WARRANT PLAN

         On March 6, 2006, the Compensation Committee approved (i) adoption of the 2006 Senior Executive Warrant Plan (the "Warrant Plan"), which provides for the issuance, subject to shareholder approval, of warrants to Messrs. Cumming and Steinberg as compensation and as an incentive for future services to the Company and (ii) the grant to each of Messrs. Cumming and Steinberg of warrants under the Warrant Plan (each, a "Warrant") to purchase 2,000,000 common shares at an exercise price equal to 105% of the closing price per share of a common share on the date the Warrants are granted (resulting in a per share exercise price of $28.515, on a split adjusted basis). In considering the Warrant Plan, the Compensation Committee noted that the proposed Warrants would expire on March 5, 2011 and would vest in five equal tranches over the five-year term of the Warrants, with 20% vesting on the date shareholder approval is received, and an additional 20% vesting on each of March 6, 2007, 2008, 2009 and 2010 (provided, in the case of each Warrant, that Mr. Cumming or Mr. Steinberg (as the case may be) has not voluntarily terminated his employment with the Company or been terminated "for cause" (as defined in his employment agreement with the Company) on or before any such date). In the event of the death of Mr. Cumming or Mr. Steinberg, any unvested portion of the Warrant would become immediately vested. The Warrants may be exercised in cash or through a cashless exercise feature.

         In determining whether to recommend approval of the Warrant Plan and the Warrants to the Board of Directors, the Compensation Committee considered the specific terms of the Warrant Plan and the Warrants, together with a variety of factors, including the fact that (i) warrants historically have been a part of the total compensation to Messrs. Cumming and Steinberg in the past, having first been granted in 1979, together with the specific characteristics of the prior warrants and that warrants had not been granted to either of Messrs. Cumming or Steinberg since 2000; (ii) each of Messrs. Cumming and Steinberg is party to an employment agreement with the Company, which in each case provides for certain base salary and such other compensation as may be granted by the Board of Directors; (iii) Warrants granted pursuant to the Warrant Plan would have an exercise price above the market price of the underlying common shares on the grant date of the Warrants, thereby linking any appreciation in the value of the Warrants to an increase in the market price of the underlying common shares,
(iv) the vesting restrictions contained in the proposed Warrants and the fact that vesting would terminate if Mr. Cumming or Mr. Steinberg (as the case may be) voluntarily terminated his employment or is terminated "for cause" (as defined in his employment agreement with the Company); and (v) certain tax considerations, including that the issuance or exercise of the Warrants would not have any significant effect on the Company's ability to use its net operating loss carryforwards and that the Warrants would be designed to comply with the provisions of Section 162(m) of the Code and, consequently, would result in tax deductible compensation for the Company unlimited by Section 162(m) of the Code.

         Based on the foregoing, the Compensation Committee believed that Warrants issuable under the Warrant Plan were structured to be an incentive to future services to the Company, while providing Messrs. Cumming and Steinberg with the opportunity to share in any future increases in the market value of the Company. The Warrants and the common shares issuable thereunder are transferable (subject to the provisions of the Company's Certificate of Incorporation) and have the benefit of a registration rights agreement pursuant to which the Company will be obligated, in certain circumstances, to register the Warrants and the common shares issuable thereunder. In addition, if the Board of Directors or the Compensation Committee accelerates the vesting of the outstanding options to purchase common shares, the Warrants will become immediately exercisable.

EMPLOYMENT AGREEMENTS AND ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

         EMPLOYMENT AGREEMENTS

         We have employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming's employment as our Chairman of the Board and Chief Executive Officer and for Mr. Steinberg's employment as our President through June 30, 2015 at annual salaries of $692,185 (as of July 1, 2006), subject to annual cost-of-living adjustments effective July 1 of each year, plus any additional compensation as may be voted by the Board of Directors. Although their employment agreements entitle Messrs. Cumming and Steinberg to participate in all of our incentive plans and those of our subsidiaries and affiliated companies, they do not participate in any of those plans. We have also agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. Additionally, as discussed under "Perquisites, " Messrs Cumming and Steinberg each are able to use Company-owned aircraft and suitable cars for non-business purposes.

         Under the agreements, if there is an Initiating Event and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us (other than for Cause or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Cumming or Steinberg) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the aggregate compensation and other benefits to be received by Mr. Cumming or Mr. Steinberg for any twelve full calendar months falling below 115% of the amount received by him during the comparable preceding twelve-month period, or a change in the location of his principal place of employment, Messrs. Cumming or Steinberg will receive a Severance Allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, commencing on the date of termination and terminating at the close of business on June 30, 2015 (the "Severance Period"). In addition, we or our successors will continue to (1) pay an amount equal to what Messrs. Cumming or Steinberg would have received under any pension plan of the Company had they continued to be an active, full-time employee of the Company during the Severance Period and (2) to carry the $1,000,000 term life insurance policies payable to the beneficiaries of Messrs. Cumming and Steinberg through the Severance Period.

         An "Initiating Event" includes the consolidation or merger of the Company with or into another corporation or other reorganization of the Company, any of which results in a change in control of the Company; the sale of all or substantially all of the assets of the Company; or the acquisition, directly or indirectly, by any person, of beneficial ownership or more than fifty percent of the outstanding voting securities of the Corporation. "Cause" is defined as the commission of any act of gross negligence in the performance of duties or obligations to the Company or any of its subsidiary or affiliated companies, or the commission of any material act of disloyalty, dishonesty or breach of trust against the Company or any of its subsidiary or affiliated companies.

         Additionally, in the event of (1) the death of Messrs. Cumming or Steinberg (as the case may be); or (2) in the event of the termination of the agreement by the Company because of physical or mental disability of either Messrs. Cumming or Steinberg (as the case may be), Messrs. Cumming or Steinberg or either of their personal representative shall be entitled to receive the following compensation prorated through the end of the month in which death or termination occurs: (a) base salary; (b) any additional compensation authorized by the Board of Directors; and (c) any annual cost of living adjustments to base compensation required by the agreements. Thereafter, the company has no other obligations under the agreements, other than to pay any accrued and/or vested employee benefits, such as retirement, disability, profit sharing, stock options, cash or stock bonus or other plan or arrangement.

         During the term of the agreements, any renewals or extensions of the agreements, and for a period of six months following termination of employment with the Company, Messrs. Cumming and Steinberg shall not, without the prior written approval of the Board of Directors of the Company solicit any customers or clients of the Company or solicit any employees of the Company.

         SHAREHOLDERS AGREEMENT

         On May 16, 2006, the Board of Directors, upon the recommendation of the Company's Audit Committee, approved an amendment to the Shareholders Agreement among the Company, Ian M. Cumming and Joseph S. Steinberg dated June 30, 2003 (the "Shareholders Agreement"). Under the Shareholders Agreement, the Company had agreed to repurchase up to 55% of the interest of each of Mr. Cumming and Mr. Steinberg in the common shares of the Company upon the death of Mr. Cumming and Mr. Steinberg, not to exceed $50,000,000. Pursuant to the amendment, in furtherance of the Company's goal of maintaining stability in the Company's common shares upon the death of each Messrs. Cumming and Steinberg, while providing their respective estates with liquidity, the Company has increased the maximum dollar amount of the Company's purchase obligation from $50,000,000 to an amount equal to all available proceeds from life insurance held by the Company on the life of each of Messrs. Cumming and Steinberg, up to a maximum of $125,000,000.

         The agreement provides that Messrs. Cumming's and Steinberg's interests in us will be valued at the higher of the average closing price of the common shares on the New York Stock Exchange for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death. We currently maintain insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg for this purpose, the premiums for which aggregated approximately $2,683,000 in 2006. The amended and restated agreement extends through June 30, 2018.

ACCOUNTING AND TAX MATTERS

         Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"), using the modified prospective method. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options and warrants, be recognized in the financial statements based on their fair values. The cost is recognized as an expense over the vesting period of the award. Prior to adoption of SFAS 123R, no compensation cost was recognized in the statements of operations for the Company's share-based compensation plans, although the Company disclosed certain pro forma amounts as required. As a result of the adoption of SFAS 123R, compensation cost increased by $15,200,000 for the year ended December 31, 2006. Had the Company used the fair value based accounting method for 2005, compensation cost would have been higher by $1,600,000. As of December 31, 2006, total unrecognized compensation cost related to nonvested share-based compensation plans was $31,900,000; this cost is expected to be recognized over a weighted-average period of 1.8 years.

         As discussed in other sections of this Compensation Discussion and Analysis under the provisions of Section 162(m) of the Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1,000,000 per year unless the compensation was within the definition of "performance-based compensation" or meets certain other criteria. To qualify as "performance-based compensation," in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success. To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as the Stock Option Plan and the Senior Executive Annual Incentive Bonus Plan (as discussed elsewhere in this analysis), the compensation plans will be used. However, the Compensation Committee and the Board of Directors recognize that, in appropriate circumstances, compensation that is not deductible under Section 162(m) of the Code may be paid in the Compensation Committee's discretion, weighing factors such as the benefit to the Company in giving bonuses deserved by executives outweighing the loss of any potential tax deduction. Additionally, given the Company's available net operating loss carryforwards, we believe that any loss of deductions as a result of such compensation would not be material.

         In order to maintain tax deductibility of payments made pursuant to the Senior Executive Annual Incentive Bonus Plan, we must obtain shareholder approval of the material terms of the performance goals every five years, as required under the tax rules. As approval was received in 2006, we will again seek shareholder approval as required under the tax rules in 2011.

COMPENSATION COMMITTEE REPORT

         We have reviewed and discussed with the Company's management the above Compensation Discussion and Analysis ("CD&A"). Based upon the reviews and discussions, we have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

                                             COMPENSATION COMMITTEE

                                             Jesse Clyde Nichols, III (Chairman)
                                             Lawrence D. Glaubinger
                                             James E. Jordan

                           SUMMARY COMPENSATION TABLE

   Name and Principal                                        Option Awards       All Other
        Position           Year     Salary        Bonus           (2)         Compensation (3)      Total
   ------------------      ----     ------        -----      -------------    ----------------      -----
Ian M. Cumming,           2006    $678,362       $20,766(1)    $6,682,656      $514,946(4)(5)    $7,896,730
Chairman of the Board

Joseph S. Steinberg,      2006    $678,362       $20,766(1)    $6,682,656      $534,861(5)(6)    $7,916,645
President

Thomas E. Mara,           2006    $319,000    $1,009,570         $145,738      $110,622(7)       $1,584,930
Executive Vice
President and Treasurer

Joseph A. Orlando,        2006    $266,000      $907,980         $120,853      $49,426(8)        $1,344,259
Vice President and
Chief Financial Officer

H.E. Scruggs,             2006    $223,000      $506,690         $106,708      $40,975(8)          $877,373
Vice President

--------------
(1) This amount represents the annual year-end bonus, based on a percentage of salary, paid to all employees of Leucadia National Corporation (but not all subsidiaries). The Compensation Committee of the Board of Directors intends to consider the payment of a 2006 performance bonus to each of Messrs. Cumming and Steinberg at the Board of Directors meeting to be held following the 2006 annual meeting of shareholders. See "Compensation Discussion and Analysis - Compensation of Messrs. Cumming and Steinberg."

(2) This column represents the expense recorded for the fair value of warrants granted to Messrs. Cumming and Steinberg and of stock options granted to each of Messrs. Mara, Orlando and Scruggs in 2006 as well as in prior fiscal years, all in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the 2006 grants refer to Note 13 to our consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2006. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the note on Common Shares, Stock Options and Preferred Shares in the Company's financial statements in the Form 10-K for the respective fiscal year.

(3) Certain items included in this column (including personal use of corporate aircraft and company cars, directors fees, and life insurance premiums) are currently taxable to the Named Executive Officer. The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(4) Consists of non-cash compensation of $370,651 valued at the incremental cost to the Company for Mr. Cumming's personal use of corporate aircraft and directors' fees from affiliates of the Company of $96,424. This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company, personal use of Company cars and related expenses, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Cumming, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Cumming.

(5) The calculation of the incremental cost to the Company for personal use of company aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel expense, repairs and maintenance, flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and any other expense that would have been incurred regardless of whether there was any personal use of Company aircraft.

(6) Consists of non-cash compensation of $405,846 valued at the incremental cost to the Company for Mr. Steinberg's personal use of corporate aircraft and directors' fees from affiliates of the Company of $91,000. This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company, personal use of Company cars and related expenses, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Steinberg, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Steinberg.

(7) Consists of directors fees from affiliates of the Company of $56,500 and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Mara of $32,300. This column also includes non-cash compensation for Mr. Mara's personal use of a Company owned car and related expenses which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Mara.

 (8) Consists of non-cash compensation for the named individual's personal use of a Company owned car and related expenses, directors' fees from affiliates of the Company, and contributions made by the Company to the Savings and Retirement Plan on behalf of individual, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for the individual.

                       GRANTS OF PLAN-BASED AWARDS IN 2006

This table provides information about equity awards granted to the named executives in 2006 under our Stock Option Plan and, for Messrs. Cumming and Steinberg, our Warrant Plan.

                                            All Other
                                            Option Awards:                         Grant Date
                                            Number of                              Fair Value
                                            Securities         Exercise or Base    of Stock and
                                            Underlying         Price of Option     Option
Name                         Grant Date     Options (1)        Awards (2)          Awards (3)
----                         ----------     -----------        ---------------     ----------
Ian M. Cumming,              5/16/06        2,000,000               $28.515        $18,782,990
Chairman of the Board

Joseph S. Steinberg,         5/16/06        2,000,000               $28.515        $18,782,990
President

Thomas E. Mara,             12/11/06          100,000               $27.340           $621,297
Executive Vice President
and Treasurer

Joseph A. Orlando,          12/11/06          100,000               $27.340           $621,297
Vice President and
Chief Financial Officer

H.E. Scruggs,               12/11/06           75,000               $27.340           $465,973
Vice President

---------------------

(1) This column shows the number of common shares issuable under warrants (for Messrs. Cumming and Steinberg) and options (for the Senior Executive Officers) granted in 2006. Both the warrants and the options vest and become exercisable in five equal installments; the warrants began to vest on May 16, 2006 (the date of shareholder approval) and the options will begin to vest on January 1, 2008.

(2) This column shows the exercise price for the stock options and warrants granted, which, for the options, was the closing price of the Company's common shares on the date of grant, December 11, 2006, and for the warrants, was 105% of the closing price of the Company's common shares on the date the Compensation Committee approved the Warrant Plan, March 6, 2006.

(3) This column shows the fair value of the warrants granted to Messrs. Cumming and Steinberg and the fair value of stock options granted to the other Named Executive Officers in 2006. The fair values were determined in accordance with SFAS 123R on the grant date, and are being recognized as an expense over the vesting period.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table provides information on the holdings of option awards or warrants by the Named Executive Officers at December 31, 2006. This table includes exercisable and unexercisable options or warrants. The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date. Warrants commenced vesting on May 16, 2006, the date of shareholder approval, and vest in five equal annual installments. For additional information about the option and warrant awards, see the description of our Stock Option Plan and Warrant Plan in the CD&A.

                                                                Option Awards
                                                Number of Securities       Option     Option
                                               Underlying Unexercised      Exercise   Expiration
Name                         Grant Date               Options              Price      Date
-----------------            ----------        ----------------------      --------   ----------
                                            Exercisable   Unexercisable
                                            -----------   -------------
Ian M. Cumming               5/16/06           400,000        1,600,000    $28.515    3/5/11
Chairman of the Board

Joseph S. Steinberg,         5/16/06           400,000        1,600,000    $28.515    3/5/11
President

Thomas E. Mara,              7/11/02 (1)        60,000           15,000    $10.247    7/11/08
Executive Vice President     12/9/04 (2)        24,000           96,000    $21.753    1/2/11
and Treasurer               12/11/06 (3)          --            100,000    $27.340    12/31/12

Joseph A. Orlando,           7/11/02 (1)          --             15,000    $10.247    7/11/08
Vice President and Chief     12/9/04 (2)        18,000           72,000    $21.753    1/2/11
Financial Officer           12/11/06 (3)          --            100,000    $27.340    12/31/12

H.E. Scruggs,                7/11/02 (1)        15,000           15,000    $10.247    7/11/08
Vice President (4)           12/9/04 (2)        15,000           60,000    $21.753    1/2/11
                            12/11/06 (3)          --             75,000    $27.340    12/31/12

-------------------
(1) Vesting of these options began on July 11, 2003.

(2) Vesting of these options began on January 2, 2006.

(3) Vesting of these options will commence on January 1, 2008.

(4) On January 11, 2007, Mr. H. E. Scruggs resigned his position as Vice President of the Company. Mr. Scruggs will continue his employment with the Company until July 2007. In connection with Mr. Scruggs' resignation, the Compensation Committee determined that options to purchase an aggregate of 60,000 common shares of the Company held by Mr. Scruggs as of January 11, 2007, which were not then exercisable, be vested immediately. This amount represented the total of unvested options granted to Mr. Scruggs prior to December 2006. Options granted to Mr. Scruggs on December 11, 2006 have not been accelerated and, at the termination of his employment with the Company, will be forfeited by him along with any other unexercised options.

                OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

This table provides information for the Named Executive Officers with respect to stock options exercised during 2006, including the number of shares acquired upon exercise and the value realized, each before payment of any applicable withholding taxes.

                                                 Option Awards
                             --------------------------------------------------
                             Number of Shares Acquired        Value Realized on
Name                                on Exercise                   Exercise
------------------           -------------------------        -----------------
Ian M. Cumming                            -                           -
Joseph S. Steinberg                       -                           -
Thomas E. Mara (1)                      75,000                   $1,583,138
Joseph A. Orlando (2)                   15,000                    $260,145
H.E. Scruggs                              -                           -


------------------------

(1) Mr. Mara exercised 75,000 stock options on February 22, 2006 with an exercise price of $7.5415 per share and a market price of $28.65 per share.

(2) Mr. Orlando exercised 15,000 stock options on December 13, 2006 with an exercise price of $10.247 per share and a market price of $27.59 per share.


    PENSION BENEFITS UNDER THE COMPANY'S FROZEN DEFINED BENEFIT PENSION PLAN

         The following table shows the benefits that the Named Executive Officers are entitled to receive under our Frozen Defined Benefit Pension Plan. As described in the CD&A, the Leucadia National Corporation Retirement Plan, as amended and restated effective January 1, 1997, was frozen effective December 31, 1998. We and certain of our affiliated companies maintain this frozen retirement plan for certain of our employees and employees of those affiliated companies. No benefit accruals under or new participants in the retirement plan have been allowed after December 31, 1998. All participants are 100% vested in their frozen accrued benefit. Participants were not required to make any contributions under the retirement plan.

                                              Annual        Present Value of
                      Number of Years      Accumulated         Accumulated
                        of Credited         Retirement         Retirement       Payments During
       Name               Service          Benefit (1)         Benefit (2)     Last Fiscal Year
------------------    ---------------      -----------      -----------------  ----------------
Ian M. Cumming              10               $25,394            $289,000               -
Joseph S. Steinberg         10               $25,394            $266,000               -
Thomas E. Mara              10               $25,394            $238,000               -
Joseph A. Orlando           12               $27,451            $154,000               -
H. E. Scruggs                4               $10,344             $55,000               -


-------------------------

(1) These amounts are determined under the retirement plan formula, which considers cash compensation and total years of service for the named individual. Since the plan was frozen in 1998, subsequent changes in cash compensation and additional years of service have no effect on the annual accumulated retirement benefit reflected above, which will not change.

(2) The present value of accumulated retirement benefits was calculated using a 4.9% interest rate; RP 2000 mortality table for white-collar males projected to 2005; the participant's age as of his nearest birthday to December 31, 2006; and benefit commencement at normal retirement age (65).


                              DIRECTOR COMPENSATION

         Directors who are also our employees receive no remuneration for services as a member of the Board of Directors or any committee of the Board of Directors.

         On May 16, 2006, the Board of Directors made certain changes to the fees paid to the Company's non-employee directors, effective July 1, 2006. As a result, the annual retainer was increased from $36,000 to $50,000 (pro rated for 2006), members of the Audit Committee receive $10,000 annually, the Chairman of the Audit Committee receives an annual fee of $14,000 (pro rated for 2006), increased from $12,000 and meeting fees were increased to $750 ($850 if a committee chairman) from $500 for each meeting ($600 if a committee chairman).

         Commencing with the 2006 annual meeting, under the terms of the 1999 stock option plan, as amended, each non-employee director will automatically be granted options to purchase 2,000 common shares on the date on which the annual meeting of our shareholders will be held each year. The purchase price of the common shares covered by the options will be the fair market value of the common shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 2,000 common shares at an exercise price of $30.78 per common share were awarded to each of Messrs. Dougan, Glaubinger, Hirschfield, Jordan, Keil and Nichols on May 16, 2006. The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings, including expenses related to personal benefits, which in the aggregate did not exceed $10,000 per director.

         This table sets forth compensation paid to the non-employee directors during 2006.

                               Fees Earned or
Name                          Paid in Cash (1)   Option Awards (2)     Total (3)
--------------------          ----------------   -----------------     ---------
Paul M. Dougan                     $62,250             $13,363          $75,613
Lawrence Glaubinger                $50,750             $13,363          $64,113
Alan J. Hirschfield                $61,000             $10,174          $71,174
James E. Jordan                    $65,600             $13,363          $78,963
Jeffrey C. Keil                    $65,450             $10,174          $75,624
Jesse Clyde Nichols, III           $66,100             $13,363          $79,463

---------------------------
(1) This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(2) This column represents the dollar amount recognized for financial statement reporting purposes with respect to options granted to directors in 2006 as well as in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the 2006 grant refer to Note 13 to our consolidated financial statements contained in our Form 10-K for the year ended December 31, 2006. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the note on Common Shares, Stock Options and Preferred Shares in the Company's financial statements in the Form 10-K for the respective fiscal year.

(3) This table does not include disclosure for any perquisites and other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director. Such perquisites and other personal benefits consisted of expenses incurred in connection with attendance at board and committee meetings, principally travel, lodging, meals and other incidental expenses for spouses/guests accompanying directors to Company related events.

                POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

         The following information describes and quantifies (where possible) certain compensation that would become payable under existing agreements and plans if the Named Executive Officer's employment had terminated on December 31, 2006, other than for Cause.

         We have employment agreements with Messrs. Cumming and Steinberg which require payments under certain circumstances. As described in the CD&A, under the employment agreements, if there is an Initiating Event and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us other than for Cause (or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Steinberg or Cumming) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences each of Messrs. Cumming and Steinberg would be entitled to a severance allowance of $7,000,000, which is equal to the remainder of their aggregate salary, as adjusted for annual increases in the cost of living, commencing on December 31, 2006 and terminating at the close of business on June 30, 2015 (the "Severance Period"). In determining this amount, we have assumed a consistent annual cost of living increase of 4% (the actual annual cost of living increase effective July 2006). The Company would also be obligated to make annual contributions to our Savings and Retirement Plan based on the severance allowance during the Severance Period (aggregating $318,000 for Mr. Cumming and $315,000 for Mr. Steinberg). The Company would also be obligated to continue to carry at our expense term life insurance policies the lives of Messrs. Cumming and Steinberg in the amount of $1,000,000 each until June 30, 2015, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. If Mr. Cumming or Mr. Steinberg were to die during the Severance Period, the payments due under the employment agreements would terminate at the end of the month in which death occurs.

         If the termination had resulted from the death or disability of Mr. Cumming or Mr. Steinberg, no additional salary payments would be required under the employment agreements. Thereafter, the Company would have no other obligation under the employment agreements, other than to pay any accrued and/or vested employee benefits under the retirement plans and the warrants.

         Under the Shareholders Agreement between the Company and Messrs. Cumming and Steinberg, which is described in the CD&A, if Messrs. Cumming and Steinberg were to die on December 31, 2006, the Company would repurchase common shares from either of their estates in an amount equal to the life insurance proceeds received by the Company upon their death, not to exceed $125,000,000 for each estate. The Company currently is the beneficiary on life insurance policies in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg.

         Under the 2006 Senior Executive Warrant Plan, should the death of Messrs. Cumming and Steinberg have occurred on December 31, 2006, the 1,600,000 common shares that are not vested under the Warrants would immediately become vested. However, because the exercise price of the Warrants ($28.515 per common share) is greater than the closing price of a common share on December 31, 2006 ($28.20 per common share), no value would have been received as a result of such accelerated vesting. The Warrants do not provide for any other circumstances for acceleration of vesting upon termination of employment.

         For amounts payable under the Frozen Defined Benefit Pension Plan upon retirement or death of a Named Executive Officer, see the pension benefits table above, as well as the description of this plan in the CD&A. For a description of the Savings and Retirement Plan, see the CD&A. Under these plans, termination of employment does not accelerate amounts payable.


         None of the Senior Executive Officers is a party to an employment agreement. However, under the terms of the Stock Option Plan, the time within which to exercise vested options will be extended in accordance with the Plan, but not beyond the expiration date of the Option, for a period of either three months or one year, depending on the triggering event; these triggering events do not result in any acceleration of any unvested Options. For the number of Options exercisable by each Senior Executive Officer as of December 31, 2006 see the Outstanding Equity Awards at Fiscal Year-End table.

         Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then outstanding Options that have not vested or become exercisable will immediately become exercisable. Had an Extraordinary Event occurred on December 31, 2006, our Senior Executive Officers would be received the following value (determined by multiplying (A) the spread between the $28.20 per common share closing price on December 31, 2006 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options: Thomas E. Mara: $974,180; Joseph A. Orlando: $819,455; and H.E.
Scruggs: $720,600.


                                 INDEMNIFICATION

         Pursuant to contracts of insurance dated October 1, 2006 with Illinois National Insurance Company, 175 Water Street, New York, New York 10038, U.S. Specialty Insurance Company, 13403 Northwest Freeway, Houston, Texas 77040, Westchester Fire Insurance Company, 436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703, Twin City Fire Insurance Company, Hartford Plaza, Hartford, Connecticut 06115, Continental Casualty Insurance Company, 23825 Network Place, Chicago, Illinois 60673-1238, Allied World Assurance Company (U.S.), Inc., 199 Water Street, New York, New York 10038 and XL Specialty Insurance Company, Seaview House, 70 Seaview Avenue, Stamford, Connecticut 06902 we maintain a combined $80,000,000 indemnification insurance policy covering all of our directors and officers. The annual premium for the insurance is approximately $2,340,000. As of March 29, 2007, no payments were received under our indemnification insurance.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of the forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial shareholders, we believe that during the year ended December 31, 2006, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                             AUDIT COMMITTEE REPORT

         The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006.

REVIEW WITH MANAGEMENT

         The Audit Committee reviewed and discussed our audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS

         The Audit Committee discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States of America. The committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, regarding the auditor's judgments about the quality of our accounting principles as applied in our financial reporting. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP's provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP's independence.

CONCLUSION

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2007.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         Jeffrey C. Keil, Chairman
         Paul M. Dougan
         Alan J. Hirschfield
         James E. Jordan
         Jesse Clyde Nichols, III

         THE INFORMATION CONTAINED IN THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL THE INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE IN A FILING.

                        INDEPENDENT ACCOUNTING FIRM FEES

         The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP. Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee. All requests for services to be provided by

PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the Company, who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

         The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

                                                     Fiscal Year Ended
                                                        December 31,
                                                    2006           2005
                                                 ----------     ----------
       Audit Fees ...........................    $3,228,000     $4,602,000
       Audit Related Fees ...................       450,000      1,363,000
       Tax Fees .............................       682,000        581,000
       All Other Fees .......................         9,000          8,000
                                                 ----------     ----------
                                                 $4,369,000     $6,554,000
                                                 ==========     ==========

         In the table above, in accordance with the SEC's definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company's consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and in 2006 consist of employee benefit plan audits, compliance with regulatory matters and consulting with respect to technical accounting and disclosure rules. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All such services were approved by the Audit Committee.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders' best interests.

         The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2007. The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2007.
PricewaterhouseCoopers LLP are currently our independent auditors.

         The Board of Directors recommends a vote FOR this proposal.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

GENERAL

         The Board of Directors recommends an amendment to our certificate of incorporation to increase the number of our common shares authorized for issuance pursuant to our certificate of incorporation from 300,000,000 to 600,000,000. If the amendment to the certificate of incorporation is approved, an additional 300,000,000 common shares will be available for issuance.

         As of March 29, 2007, we had outstanding 216,574,237 common shares, after deducting 56,884,989 common shares held in treasury. In addition, 15,239,490 common shares were reserved for issuance upon conversion of the 3-(3)/4% Convertible Senior Subordinated Notes due 2014, 3,948,129 common shares were reserved for issuance upon the exercise of stock options, which options were granted or are available for grant pursuant to our Stock Option Plan and 4,000,000 common shares are reserved for issuance upon the exercise of the Warrants issued under the Warrant Plan. Accordingly, only 60,238,144 common shares currently are available for issuance.

REASONS FOR THE AMENDMENT

         The Board of Directors has proposed the increase in the number of authorized common shares because it deems it desirable to have additional common shares available for issuance for general corporate purposes. The additional common shares would be available for sale to raise capital, for further employee benefit plans, for stock splits and stock dividends or for any other lawful corporate purpose in the discretion of the Board of Directors. We currently have no arrangements, commitments or understandings with respect to the issuance of any additional common shares other than upon conversion of the convertible senior subordinated notes or pursuant to the Stock Option Plan and the Warrant Plan. Whether or not any proposed transaction involving the issuance of common shares will be submitted to the shareholders for approval will be determined by applicable law, our certificate of incorporation, our by-laws and the regulations of any securities exchange on which common shares are listed. To the extent that additional authorized common shares are issued in the future, they may decrease the existing shareholders' percentage ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

         The Board of Directors recommends a vote FOR this proposal.

                      ANNUAL REPORT AND COMPANY INFORMATION

         A copy of our 2006 Annual Report to shareholders is being furnished to shareholders concurrently herewith.

         Shareholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 315 Park Avenue South, New York, New York 10010. Each of these documents is also available on our website, www.leucadia.com.

                            PROPOSALS BY SHAREHOLDERS

         Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2008 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 18, 2007.

         Any shareholder proposal must be in accordance with the rules and regulations of the Securities and Exchange Commission. With respect to proposals submitted by a shareholder other than for inclusion in our 2008 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than March 3, 2008. Any proxies solicited by the Board of Directors for the 2008 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

         IT IS IMPORTANT THAT YOUR PROXY BE RETURNED PROMPTLY, WHETHER BY MAIL, BY THE INTERNET OR BY TELEPHONE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW ANY PROXY (INCLUDING AN INTERNET OR TELEPHONIC PROXY) AND VOTE YOUR OWN SHARES.



                                              By Order of the Board of Directors

                                              Laura E. Ulbrandt
                                              Assistant Vice President and
                                              Secretary

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          LEUCADIA NATIONAL CORPORATION

                                  MAY 15, 2007



                            PROXY VOTING INSTRUCTIONS

MAIL
----

DATE, SIGN AND MAIL YOUR PROXY
CARD IN THE ENVELOPE PROVIDED AS
SOON AS POSSIBLE. -OR-                          --------------- ----------------
                                                COMPANY NUMBER
TELEPHONE                                       --------------- ----------------
---------                                       ACCOUNT NUMBER
                                                --------------- ----------------
CALL TOLL-FREE 1-800-PROXIES                    CONTROL NUMBER
(1-800-776-9437) FROM ANY                       --------------- ----------------
TOUCH-TONE TELEPHONE AND FOLLOW
THE INSTRUCTIONS. HAVE YOUR
CONTROL NUMBER AND THE PROXY
CARD AVAILABLE WHEN YOU CALL.
-OR-

INTERNET
--------

ACCESS THE WEB PAGE AT
www.voteproxy.com AND FOLLOW THE
ON-SCREEN INSTRUCTIONS. HAVE
YOUR CONTROL NUMBER AVAILABLE
WHEN YOU ACCESS THE WEB PAGE.

--------------------------------------------------------------------------------
YOU MAY ENTER YOUR VOTING INSTRUCTIONS AT 1-800-PROXIES OR WWW.VOTEPROXY.COM UP UNTIL 11:59 PM EASTERN TIME THE DAY BEFORE THE MEETING DATE.
--------------------------------------------------------------------------------


      PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
               IF YOU ARE NOT VOTING VIA TELEPHONE OR THE INTERNET

--------------------------------------------------------------------------------

PROXY

                          LEUCADIA NATIONAL CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2007 AT 10:00 A.M.

            The undersigned shareholder of Leucadia National Corporation (the "Company") hereby appoints Ian M. Cumming, Joseph S. Steinberg and Laura E. Ulbrandt and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Leucadia National Corporation to be held at PricewaterhouseCoopers LLP, CIBC Auditorium, 300 Madison Avenue, New York, New York on May 15, 2007 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

            Receipt of the Notice of Annual Meeting of Shareholders dated April 17, 2007, the Proxy Statement furnished herewith, and a copy of the Annual Report to Shareholders for the year ended December 31, 2006 is hereby acknowledged.

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND PURSUANT TO ITEM 4.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE
                     ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS

                          LEUCADIA NATIONAL CORPORATION

                                  MAY 15, 2007

       [Graphic] PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED [Graphic]

--------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED
             BELOW AND FOR PROPOSALS 2 AND 3 AND PURSUANT TO ITEM 4.
        PLEASE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
            PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

--------------------------------------------------------------------------------


ITEM 1. Election of Directors.                        NOMINEES

[_] FOR ALL NOMINEES                       [Graphic]    IAN M. CUMMING

[_] WITHHOLD                               [Graphic]    PAUL M. DOUGAN
AUTHORITY FOR
ALL NOMINEES                               [Graphic]    LAWRENCE D. GLAUBINGER

[_] FOR ALL EXCEPT                         [Graphic]    ALAN J. HIRSCHFIELD
(SEE INSTRUCTIONS BELOW)
                                           [Graphic]    JAMES E. JORDAN

                                           [Graphic]    JEFFREY C. KEIL

                                           [Graphic]    JESSE CLYDE NICHOLS, III

                                           [Graphic]    JOSEPH S. STEINBERG


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as show here: [Graphic]



ITEM 2. Approval of the amendment to the Company's Certificate of Incorporation increasing the number of the Company's common shares authorized for issuance to 600,000,000 common shares.

      [_] FOR         [_] AGAINST        [_] ABSTAIN



ITEM 3. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2007.

      [_] FOR         [_] AGAINST        [_] ABSTAIN

ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the Meeting or any adjournment of the Meeting.


------------------------------


To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method.

(Signature)__________  Signature if held jointly)__________ Dated:________, 2007



NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.